CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.7 to Registration Statement No. 333-108394 on Form N-1A of our report dated November 28, 2007, relating to the financial statements and financial highlights of Lotsoff Capital Management Investment Trust, including Lotsoff Capital Management Micro Cap Fund and Lotsoff Capital Management Active Income Fund, appearing in the Annual Report on Form N-CSR of Lotsoff Capital Management Investment Trust for the year ended September 30, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
May 16, 2008